EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 28, 2012

PAYCHEX, INC. REPORTS THIRD QUARTER RESULTS

March 28, 2012

THIRD QUARTER FISCAL 2012 HIGHLIGHTS

•	Total service revenue increased 8% to $558.5 million.

•	Payroll service revenue increased 5% to $386.5 million.

•	Human Resource Services revenue increased 12% to $172.0 million.

•	Operating income increased 6% to $210.4 million, while interest on funds held for clients decreased 7% to $11.0 million.

•	Operating income, net of certain items, increased 7% to $199.4 million.

•	Net income increased 4% to $135.4 million and diluted earnings per share increased 3% to $0.37 per share.

ROCHESTER, NY, March 28, 2012 — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today reported total revenue of $569.5 million for the three months ended February 29, 2012 (the “third quarter”), a 7% increase from $531.3 million for the three months ended February 28, 2011 (the “prior year quarter”). Net income increased 4% to $135.4 million and diluted earnings per share increased 3% to $0.37 per share. The inclusion of SurePayroll, Inc. (“SurePayroll”) and ePlan Services, Inc. (“ePlan”), which were acquired in the second half of our fiscal year ended May 31, 2011 (“fiscal 2011”), contributed approximately 2% in total revenue growth for the third quarter.

Martin Mucci, President and Chief Executive Officer, commented, “We made good progress in many areas in the third quarter. New payroll sales, excluding SurePayroll, grew moderately compared to the prior year quarter and our Human Resource Services revenue advanced at a double digit rate during the quarter. Growth in checks per payroll improved for the eighth straight quarter and at a rate comparable to the second quarter. We believe that checks per payroll growth will moderate in the remainder of the fiscal year. We continued our product innovation with our new Android application, maintained the highest levels of client satisfaction, and have reiterated our guidance for fiscal 2012.”

Payroll service revenue increased 5% to $386.5 million for the third quarter from the prior year quarter. Payroll service revenue growth, excluding revenue from SurePayroll, was 4% for the third quarter, driven by an increase in checks per payroll and a modest increase in revenue per check. Revenue per check was impacted by price increases offset by discounting.

Human Resource Services revenue increased 12% to $172.0 million for the third quarter compared to the prior year quarter. Excluding ePlan, Human Resource Services revenue growth for the third quarter would have been 10%, reflecting client growth and price increases. The following factors contributed to this growth:

•

Paychex HR Solutions revenue was positively impacted by the favorable trend in checks per payroll, price increases, and growth in both clients and client employees compared to a year ago. HR Essentials, our new administrative services organization (“ASO”) product first offered in November 2010, was also a contributor to the growth in revenue. The growth rate in Paychex HR Solutions revenue has been impacted by the mix of clients, as HR Essentials has lower average revenue per employee than ASO, and by fewer clients within our professional employer organization.

•

Insurance services revenue has benefited from the continuing growth in health and benefits services revenue and increases in both clients and premiums for workers’ compensation insurance services. Health and benefits services revenue increased 25% to $13.1 million for the third quarter, driven primarily by a 25% increase in the number of applicants.

•	Products that primarily support our Major Market Services clients as part of our software-as-a-service model also contributed to growth in revenue.

Human Resources Services statistics were as follows:

As of: $ in billions	February 29, 2012	% Change	February 28, 2011	% Change (1)
Paychex HR Solutions client employees served(2)	599,000	11%	539,000	14%
Paychex HR Solutions clients(2)	22,000	9%	20,000	9%
Insurance services clients (3)	105,000	7%	98,000	8%
Health and benefits services applicants	118,000	25%	95,000	26%
Retirement services clients(4)	59,000	12%	53,000	4%
Asset value of retirement services client employees’ funds (4)	$16.2	18%	$13.7	25%

(1)	Percent change compared to balances as of February 28, 2010.
(2)	The February 29, 2012 and February 28, 2011 balances include HR Essentials, which was first offered in November 2010.
(3)	Includes workers’ compensation insurance services clients and health and benefits services clients.
(4)

The February 29, 2012 balances include ePlan, which was acquired in May 2011. Excluding ePlan clients, retirement services clients would have increased 4% and the asset value of retirement services client employees’ funds would have increased 9% compared to the respective balances as of February 28, 2011.

Total expenses increased 8% to $359.1 million for the third quarter compared to the prior year quarter. A portion of this increase is attributable to the inclusion of SurePayroll and ePlan in the third quarter. In addition, continued investment in product development and supporting technology contributed to the increase in total expenses.

For the third quarter, our operating income was $210.4 million, an increase of 6% from the prior year quarter. Operating income, net of certain items (see Note 1 on page 4 for further description of this non-GAAP measure) increased 7% to $199.4 million for the third quarter compared to $187.2 million for the prior year quarter.

	For the three months ended			For the nine months ended
$ in millions	February 29, 2012	February 28, 2011	% Change	February 29, 2012	February 28, 2011	% Change
Operating income	$210.4	$198.9	6%	$658.0	$603.6	9%
Excluding interest on funds held for clients	(11.0)	(11.7)	(7%)	(32.8)	(35.8)	(8%)

Operating income, net of certain items	$199.4	$187.2	7%	$625.2	$567.8	10%

Operating income, net of certain items, as a percent of total service revenue	35.7%	36.0%		38.0%	37.2%

Interest on funds held for clients decreased 7% to $11.0 million for the third quarter, compared to the prior year quarter, due to lower average interest rates earned, offset by a 7% increase in average investment balances. The decrease in average interest rates earned resulted from market conditions that produced low interest rates on high credit quality financial securities. The increase in average investment balances was primarily due to the addition of SurePayroll client funds, wage inflation, state unemployment insurance rate increases for calendar 2012, and the increase in checks per payroll. Investment income, net, increased 5% to $1.6 million for the third quarter, but the rate of growth was negatively impacted by lower growth in average investment balances due to cash outflows for business acquisitions during the second half of fiscal 2011.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the nine months ended
$ in millions	February 29, 2012	February 28, 2011	% Change	February 29, 2012	February 28, 2011	% Change
Average investment balances:
Funds held for clients	$3,916.1	$3,668.9	7%	$3,427.2	$3,168.7	8%
Corporate investments	$693.7	$682.3	2%	$662.1	$668.9	(1%)

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.1%	1.3%		1.3%	1.5%
Corporate investments	0.9%	0.9%		0.9%	0.9%

Net realized gains:
Funds held for clients	$0.4	$0.1		$0.6	$0.4
Corporate investments	$—	$—		$—	$—

Our investment strategy focuses on protecting principal and optimizing liquidity. Yields on high quality instruments remain low, negatively impacting our income earned on funds held for clients and corporate investments. A substantial portion of our portfolios is invested in high credit quality securities with AAA and AA ratings and A-1/P-1 ratings on short-term securities.

The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $68.1 million as of February 29, 2012, compared with a net unrealized gain of $59.3 million as of May 31, 2011. During the nine months ended February 29, 2012, the net unrealized gain on our investment portfolios ranged from $46.4 million to $72.5 million. The net unrealized gain on our investment portfolios was approximately $52.8 million as of March 23, 2012.

YEAR-TO-DATE FISCAL 2012 HIGHLIGHTS

The highlights for the nine months ended February 29, 2012 are as follows:

•

Payroll service revenue increased 5% to $1.1 billion. Organic payroll service revenue, excluding SurePayroll, increased 4%. Checks per payroll increased 1.8% for the third quarter and 2.0% for the nine-month period compared to the same periods last year.

•	Human Resource Services revenue increased 14% to $505.0 million. Excluding ePlan, Human Resource Service revenue increased 11%.

•	Total service revenue increased 8% to $1.6 billion.

•	Total revenue increased 7% to $1.7 billion.

•	Combined interest on funds held for clients and investment income, net, decreased $2.8 million, or 7%.

•	Operating income increased 9% to $658.0 million, and operating income, net of certain items, increased 10% to $625.2 million.

•	Net income and diluted earnings per share increased 7% to $424.7 million and $1.17 per share.

•	Cash flow from operations was $562.6 million.

OUTLOOK

Our outlook for the fiscal year ending May 31, 2012 (“fiscal 2012”) is based upon current market, economic, and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. We expect fiscal 2012 results to be consistent with the expectations set forth in our guidance issued in June 2011, and subsequently reaffirmed. Our expectation is that growth in checks per payroll will continue to moderate through the remainder of fiscal 2012, impacting quarterly comparisons for both payroll revenue and Human Resource Services revenue. Our guidance reflects our planned spending, impacting the full year operating income, net of certain items, as a percent of total service revenue.

Our reaffirmed guidance is as follows:

	Low		High
Payroll service revenue	5%	—	7%
Human Resource Services revenue	12%	—	15%
Total service revenue	7%	—	9%
Interest on funds held for clients	(14%)	—	(12%)
Investment income, net	—	—	2%
Net income	5%	—	7%

Operating income, net of certain items, as a percentage of total service revenue is expected to be in the range of 36% to 37% for fiscal 2012. The effective income tax rate for fiscal 2012 is expected to approximate the rate experienced for the nine months ended February 29, 2012.

Interest on funds held for clients and investment income for fiscal 2012 are expected to continue to be impacted by the low interest rate environment. As investments in our long-term portfolio mature, the proceeds are being reinvested at lower average interest rates. Investment income is expected to benefit from ongoing investment of cash generated from operations.

Note 1: In addition to reporting operating income, a United States (“U.S.”). generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

QUARTERLY REPORT ON FORM 10-Q

Our Quarterly Report on Form 10-Q (“Form 10-Q”) is normally filed by the close of business on the same day as this press release is issued, and is available at www.paychex.com. This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

CONFERENCE CALL

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 29, 2012 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX

Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 564,000 payroll clients nationwide as of May 31, 2011. For more information about Paychex, Inc. and our products, visit www.paychex.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because these statements are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our periodic filings with the SEC:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes in new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•

changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers;

•

changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a security breach or catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements; and

•	potentially unfavorable outcomes related to pending legal matters.

Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 29, 2012	February 28, 2011	% Change	February 29, 2012	February 28, 2011	% Change
Revenue:
Payroll service revenue	$386.5	$366.4	5%	$1,140.5	$1,081.9	5%
Human Resource Services revenue	172.0	153.2	12%	505.0	443.9	14%

Total service revenue	558.5	519.6	8%	1,645.5	1,525.8	8%
Interest on funds held for clients (1)	11.0	11.7	(7%)	32.8	35.8	(8%)

Total revenue	569.5	531.3	7%	1,678.3	1,561.6	7%

Expenses:
Operating expenses	177.1	166.6	6%	509.3	485.8	5%
Selling, general and administrative expenses	182.0	165.8	10%	511.0	472.2	8%

Total expenses	359.1	332.4	8%	1,020.3	958.0	7%

Operating income	210.4	198.9	6%	658.0	603.6	9%

Investment income, net (1)	1.6	1.5	5%	4.6	4.4	4%

Income before income taxes	212.0	200.4	6%	662.6	608.0	9%

Income taxes	76.6	69.8	10%	237.9	211.6	12%

Net income	$135.4	$130.6	4%	$424.7	$396.4	7%

Basic earnings per share	$0.37	$0.36	3%	$1.17	$1.10	6%

Diluted earnings per share	$0.37	$0.36	3%	$1.17	$1.09	7%

Weighted-average common shares outstanding	362.5	361.8		362.4	361.7

Weighted-average common shares outstanding, assuming dilution	363.1	362.6		362.9	362.2

Cash dividends per common share	$0.32	$0.31	3%	$0.95	$0.93	2%

(1)

Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on
Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amount)

	February 29, 2012	May 31, 2011
ASSETS
Cash and cash equivalents	$146.5	$119.0
Corporate investments	356.8	345.0
Interest receivable	21.5	29.4
Accounts receivable, net of allowance for doubtful accounts	135.8	161.1
Deferred income taxes	8.6	5.9
Prepaid income taxes	—	1.4
Prepaid expenses and other current assets	36.0	29.4

Current assets before funds held for clients	705.2	691.2
Funds held for clients	4,167.0	3,566.7

Total current assets	4,872.2	4,257.9
Long-term corporate investments	295.4	207.3
Property and equipment, net of accumulated depreciation	316.8	308.7
Intangible assets, net of accumulated amortization	61.2	77.2
Goodwill	518.1	513.7
Deferred income taxes	28.0	25.4
Other long-term assets	3.2	3.6

Total assets	$6,094.9	$5,393.8

LIABILITIES
Accounts payable	$46.0	$45.4
Accrued compensation and related items	145.4	172.5
Deferred revenue	3.4	3.0
Accrued income taxes	17.1	—
Deferred income taxes	16.1	14.9
Other current liabilities	35.0	38.6

Current liabilities before client fund obligations	263.0	274.4
Client fund obligations	4,109.4	3,513.9

Total current liabilities	4,372.4	3,788.3
Accrued income taxes	35.4	34.1
Deferred income taxes	40.2	23.1
Other long-term liabilities	51.5	52.1

Total liabilities	4,499.5	3,897.6

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 362.5 shares as of February 29, 2012 and 362.1 shares as of May 31, 2011, respectively.	3.6	3.6
Additional paid-in capital	553.7	535.6
Retained earnings	995.0	919.5
Accumulated other comprehensive income	43.1	37.5

Total stockholders’ equity	1,595.4	1,496.2

Total liabilities and stockholders’ equity	$6,094.9	$5,393.8

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the nine months ended
	February 29, 2012	February 28, 2011
OPERATING ACTIVITIES
Net income	$424.7	$396.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	72.9	64.3
Amortization of premiums and discounts on available-for-sale securities	31.3	28.9
Stock-based compensation costs	17.6	18.8
Provision for deferred income taxes	5.2	7.4
Provision for allowance for doubtful accounts	0.6	0.9
Net realized gains on sales of available-for-sale securities	(0.6)	(0.4)
Changes in operating assets and liabilities:
Interest receivable	7.9	6.9
Accounts receivable	24.8	43.0
Prepaid expenses and other current assets	(4.6)	3.7
Accounts payable and other current liabilities	(18.2)	(21.4)
Net change in other assets and liabilities	1.0	4.4

Net cash provided by operating activities	562.6	552.9

INVESTING ACTIVITIES
Purchases of available-for-sale securities	(7,636.2)	(4,761.4)
Proceeds from sales and maturities of available-for-sale securities	6,732.3	4,284.7
Net change in funds held for clients’ money market securities and other cash equivalents	182.1	(195.2)
Purchases of property and equipment	(62.5)	(79.0)
Acquisitions of businesses, net of cash acquired	(6.0)	(115.3)
Purchases of other assets	(0.9)	(3.1)

Net cash used in investing activities	(791.2)	(869.3)

FINANCING ACTIVITIES
Net change in client fund obligations	595.5	599.5
Dividends paid	(344.3)	(336.4)
Proceeds from exercise and excess tax benefit related to stock-based awards	4.9	5.0

Net cash provided by financing activities	256.1	268.1

Increase/(decrease) in cash and cash equivalents	27.5	(48.3)
Cash and cash equivalents, beginning of period	119.0	284.3

Cash and cash equivalents, end of period	$146.5	$236.0